Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Helmerich & Payne, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	n/a	n/a	n/a	n/a		n/a			n/a	n/a	n/a	n/a
Fees Previously Paid (1)	Debt	2.900% Senior Notes due 2031	Rule 457(r)	$550,000,000	100%	$550,000,000	.0000927	$50,985
Carry Forward Securities
Carry Forward Securities	n/a	n/a	n/a	n/a		n/a			n/a	n/a	n/a	n/a
					Total Offering Amounts			$550,000,000
					Total Fees Previously Paid			$50,985
					Total Fee Offsets			—
					Net Fee Due			$0

(1)	The registration fee for the securities registered herein is offset in full pursuant to Rule 457(p) of the Securities Act by registration fees previously paid with respect to a Registration Statement on Form S-4 (Registration No. 333-262314), (the “Registration Statement”) which was filed with the Securities and Exchange Commission on January 24, 2022. The registration fee of $50,985 was paid in connection with the filing of the Registration Statement.